UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 14, 2013

SOUTHWEST GAS CORPORATION
(Exact name of registrant as specified in its charter)

California	1-7850	88-0085720
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

5241 Spring Mountain Road
Post Office Box 98510
Las Vegas, Nevada		89193-8510
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (702) 876-7237

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01        Regulation FD Disclosure

In the fourth quarter of 2012, the Public Utilities Commission of Nevada (“Commission”) issued an order dated November 6, 2012 (the “Order”) in the Nevada general rate case application (Docket Nos. 12-02019 and 12-04005) filed by Southwest Gas Corporation (“Southwest”) in April 2012.  The Commission’s Order employed alternative capital structures for northern and southern Nevada instead of the actual capital structure of Southwest that was supported by all parties.  The revenue increases of $5.8 million in southern Nevada and $1.2 million in northern Nevada provided by the Order were based on a 9.85% return on 42.6% common equity in southern Nevada and a 9.20% return on 65.6% common equity in northern Nevada.  A rehearing related to the capital structure was held in January 2013, and the parties to the proceeding presented evidence in support of their respective positions on what capital structure the Commission should utilize in establishing rates.

On March 14, 2013, the Commission reached a decision (the “Decision”) in the rehearing relating to the capital structure issue.  The Decision retained an alternative capital structure and authorized a 10.0% return on 42.7% common equity in southern Nevada and a 9.30% return on 59.1% common equity in northern Nevada.  When compared to the original Order, the Decision is expected to result in an incremental annual revenue increase of $1.0 million in southern Nevada and an incremental annual revenue decrease of $0.5 million in northern Nevada.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST GAS CORPORATION

Date: March 18, 2013
/s/ GREGORY J. PETERSON
Gregory J. Peterson
Vice President/Controller and
Chief Accounting Officer